Exhibit 18

February 16, 2021

Seaboard Corporation

9000 W. 67th Street

Merriam, Kansas 66202

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Seaboard Corporation (the Company) as of December 31, 2020 and 2019, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), and have reported thereon under date of February 16, 2021. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended December 31, 2020. As stated in Note 1 to those financial statements, the Company changed its method for valuing hogs, fresh pork and other inventories in the Pork Segment from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method and states that the newly adopted accounting principle is preferable in the circumstances because the FIFO method more accurately matches cost of sales with the related revenues than the LIFO method as the FIFO method more closely resembles the physical flow of the inventory and the FIFO method results in the inventory at the end of a period consisting of more recently incurred costs. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP